Exhibit 16.1

March 19, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Dawson Geophysical Company (formerly known as TGC Industries, Inc.)

Commission File Number: 001-32472

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Dawson Geophysical Company (formerly known as TGC Industries, Inc.) in Item 4.01 of its Form 8-K dated March 18, 2015, captioned “Change in Registrant’s Certifying Accountant” concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Dawson Geophysical Company contained therein.

Sincerely,

/s/ Lane Gorman Trubitt, PLLC

Members of AICPA and The Leading Edge Alliance
2626 Howell Street | Suite 700 | Dallas, TX 75204 | Main 214.871.7500 | Fax 214.871.0011 | www.lgt-cpa.com